EXHIBIT 99.02

CERTIFICATION PURSUANT TO SECTION 111(b)(4) OF THE EMERGENCY ECONOMIC STABILIZATION ACT OF 2008, AS AMENDED

(Principal Financial Officer)

I, Megan W. Patton, certify, based on my knowledge, that:

(i) The compensation committee of Bank of the Carolinas Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period (January 1, 2014 through July 16, 2014, the “TARP Period”), senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Bank of the Carolinas Corporation;

(ii) The compensation committee of Bank of the Carolinas Corporation has identified and limited during the TARP Period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Bank of the Carolinas Corporation, and has identified any features of the employee compensation plans that pose risks to Bank of the Carolinas Corporation and has limited those features to ensure that Bank of the Carolinas Corporation is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during the TARP Period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Bank of the Carolinas Corporation to enhance the compensation of an employee and has limited any such features;

(iv) The compensation committee of Bank of the Carolinas Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Bank of the Carolinas Corporation will provide a narrative description of how it limited during the TARP Period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Bank of the Carolinas Corporation; (B) Employee compensation plans that unnecessarily expose Bank of the Carolinas Corporation to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of Bank of the Carolinas Corporation to enhance the compensation of an employee;

(vi) Bank of the Carolinas Corporation has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or ‘‘clawback’’ provision during the TARP Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Bank of the Carolinas Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the TARP Period;

(viii) Bank of the Carolinas Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the TARP Period;

(ix) Bank of the Carolinas Corporation and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the TARP Period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) Bank of the Carolinas Corporation held its 2014 annual meeting of shareholders on December 4, 2014, which was after the end of the TARP Period. Therefore, the standard referred to in paragraph (x) of the Model Certification for Years Following First Year Certification (the “Model Certification”) set forth in the regulations and guidance established under section 111 of EESA was not required to be met by Bank of the Carolinas Corporation;

(xi) Bank of the Carolinas Corporation will disclose the amount, nature, and justification for the offering, during the TARP Period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Bank of the Carolinas Corporation will disclose whether Bank of the Carolinas Corporation, the board of directors of Bank of the Carolinas Corporation, or the compensation committee of Bank of the Carolinas Corporation has engaged during the TARP Period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Bank of the Carolinas Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the TARP Period;

(xiv) Bank of the Carolinas Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Bank of the Carolinas Corporation and Treasury, including any amendments;

(xv) On April 18, 2014, the U.S. Department of the Treasury (the “Treasury”) entered into an agreement with Bank of the Carolinas Corporation pursuant to which the Treasury agreed to sell its Capital Purchase Program preferred stock and warrant back to Bank of the Carolinas Corporation at a discount subject to the satisfaction of the conditions specified in the agreement. The sale was completed on July 16, 2014. Therefore, the standard referred to in paragraph (xv) of the Model Certification set forth in the regulations and guidance established under section 111 of EESA, was not required to be met by Bank of the Carolinas Corporation; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: January 16, 2015

/s/ Megan W. Patton
Megan W. Patton
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)
Bank of the Carolinas Corporation